Exhibit 10.1

First Amendment to the

U.S. Gold Corp. 2020 Stock Incentive Plan

This First Amendment to the U.S. gold corp. 2020 Stock Incentive Plan (this “Amendment”), dated as of November 9, 2020, is made and entered into by U.S. Gold Corp., a Nevada corporation (the “Company”), subject to approval by the Company’s stockholders. Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the U.S. Gold Corp. 2020 Stock Incentive Plan (the “Incentive Plan”).

RECITALS

WHEREAS, the Company sponsors and maintains the Incentive Plan in order to attract and retain the services of key employees, officers, consultants, independent contractors, and non-employee directors of the Company and its Affiliates;

WHEREAS, Section 7(a) of the Incentive Plan permits the Board to amend, suspend, or terminate the Incentive Plan at any time;

WHEREAS, upon the adoption of the Incentive Plan, subject to adjustment, the Company reserved a total of 3,307,104 of its Shares, plus Shares subject to outstanding awards under the Prior Stock Plan that are not purchased or are forfeited or reacquired by the Company after the effective date of the Incentive Plan (collectively, the “Prior Plan Awards”), to be issued pursuant to Awards under the Incentive Plan;

WHEREAS, on March 17, 2020, the Company effected a 1-for-10 reverse stock split of its issued and outstanding Shares such that, after giving effect to the reverse stock split and other adjustments, there were 330,710 Shares, plus Shares covered by Prior Plan Awards, reserved for issuance under the Incentive Plan;

WHEREAS, the Board deems it to be in the best interest of stockholders to remove the annual limitations for awards granted to employees, officers, consultants and directors under the Incentive Plan.

WHEREAS, the Board desires to amend the Incentive Plan to increase the aggregate number of Shares that are reserved and may be issued pursuant to Awards under the Incentive Plan by an additional 836,385 Shares, for an aggregate maximum total of 1,167,095 Shares, plus Shares covered by Prior Plan Awards, reserved for issuance under the Incentive Plan (on a post-split basis) and to remove the annual limitations for awards granted to employees, officers, consultants and directors under the Incentive Plan; and

WHEREAS, as of the date hereof, the Board resolved that this Amendment be adopted and that the Incentive Plan be amended as set forth herein.

NOW, THEREFORE, in accordance with Section 7(a) of the Incentive Plan, and subject to the approval of the Company’s stockholders with respect to Section 4(a)(i), the Company hereby amends the Incentive Plan, effective as of the date hereof, as follows:

1. Subsection 4(a)(i) of the Incentive Plan is hereby amended by deleting said subsection in its entirety and substituting in lieu thereof the following new Subsection 4(a)(i):

(i) 1,167,095, plus

2. Subsection 4(d) of the Incentive Plan is amended and restated in its entirety to read:

(d) Reserved.

3. Subsection 4(e) of the Incentive Plan is amended and restated in its entirety to read:

(e) Reserved.

4. Except as expressly amended by this Amendment, the Incentive Plan shall continue in full force and effect in accordance with the provisions thereof.

* * * * * * * *

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

U.S. Gold Corp.

By:	/s/ Edward M. Karr
Name:	Edward M. Karr
Title:	Executive Chairman

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